Filed pursuant to Rule 433 Registration No. 333-213169 Supplementing the Preliminary Prospectus Supplement dated July 26, 2017(to Prospectus dated) September 23, 2016 FOLLOW-ON EQUITY CAPITAL RAISE & ACQUISITION OF VALLEY BANCORP, INC. July 26, 2017

DISCLAIMER FORWARD-LOOKING STATEMENTS This presentation contains forward-looking statements. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and we may not be able to realize them. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: our limited operating history as an integrated company; business and economic conditions generally and in the bank and non-bank financial services industries, nationally and within our local market area; our ability to mitigate our risk exposures; our ability to maintain our historical earnings trends; risks related to the integration of acquired businesses (including our pending acquisition of Valley Bancorp, Inc. and nine branches from Independent Bank in Colorado) and any future acquisitions including the possibility that the expected benefits related to the proposed transactions may not materialize as expected, of the proposed transactions not being timely completed, if completed at all, that prior to the completion of the proposed transactions, Valley’s or the branches’ businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, other business partners or governmental entities, difficulty retaining key employees, and of the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all; changes in management personnel; interest rate risk; concentration of our factoring services in the transportation industry; credit risk associated with our loan portfolio; lack of seasoning in our loan portfolio; deteriorating asset quality and higher loan charge-offs; time and effort necessary to resolve nonperforming assets; inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates; lack of liquidity; fluctuations in the fair value and liquidity of the securities we hold for sale; impairment of investment securities, goodwill, other intangible assets or deferred tax assets; our risk management strategies; environmental liability associated with our lending activities; increased competition in the bank and non-bank financial services industries, nationally, regionally or locally, which may adversely affect pricing and terms; the accuracy of our financial statements and related disclosures; material weaknesses in our internal control over financial reporting; system failures or failures to prevent breaches of our network security; the institution and outcome of litigation and other legal proceedings against us or to which we become subject; changes in carry-forwards of net operating losses; changes in federal tax law or policy; the impact of recent and future legislative and regulatory changes, including changes in banking, securities and tax laws and regulations, such as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and their application by our regulators; governmental monetary and fiscal policies; changes in the scope and cost of the Federal Deposit Insurance Corporation insurance and other coverages; failure to receive regulatory approval for future acquisitions; increases in our capital requirements; and risk retention requirements under the Dodd-Frank Act. While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and the forward-looking statement disclosure contained in Triumph’s Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2017 and Triumph’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2017, filed with the SEC on July 21, 2017. NO OFFER OR SOLICIATION This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any offer or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. ADDITIONAL INFORMATION ABOUT THE OFFERING Triumph has filed a shelf registration statement on Form S-3 (including a prospectus) with the SEC which was declared effective on September 23, 2016. Before you invest in the offering to which this communication relates, you should read the prospectus in that registration statement and the preliminary prospectus supplement related to the offering and the other documents Triumph will file with the SEC for more complete information about Triumph and this offering. You may get documents for free by visiting the SEC web site at www.sec.gov. Alternatively, Triumph, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Stephens, Inc. 111 Center Street, Little Rock, Arkansas 72201, Attn: Prospectus Department, by emailing prospectus@stephens.com. by calling (501) 377-2131 or by faxing (501) 377-2404. PRO FORMA INFORMATION This presentation contains certain pro forma information that reflects our current expectations and assumptions regarding the effect that our Colorado branch acquisition and our pending acquisition of Valley Bancorp, Inc. would have had they been completed at an earlier date. This pro forma information does not purport to present the results that would have actually occurred had these acquisitions been completed on the assumed dates, or that we may realize if the acquisitions are completed. NON-GAAP FINANCIAL MEASURES This presentation includes certain non?GAAP financial measures intended to supplement, not substitute for, comparable GAAP measures. Reconciliations of non?GAAP financial measures to GAAP financial measures are provided in the appendix. Numbers in this presentation may not sum due to rounding. Unless otherwise referenced, all data presented is as of June 30, 2017. Page 2

AGENDA Equity Offering (Page 4) Investment Highlights (Pages 5 – 12) Q2 2017 Highlights Colorado Branch Acquisition Valley Bancorp, Inc. Acquisition Consolidated Impact Overview of Triumph Bancorp, Inc. (Pages 13 – 26) Appendix of Supporting Schedules (Pages 27 – 35) age 3 Page 3

EQUITY OFFERING TERM SHEET Issuer Triumph Bancorp, Inc. NASDAQ Symbol TBK Offering Type Follow-On Security Common Stock Base Offering $50 Million Option 15% Use of Proceeds Portion of cash consideration for Valley acquisition and general corporate purposes Lockup Period 90 Days Joint Bookrunners Stephens Inc. / Keefe, Bruyette and Woods, A Stifel Company Co-Managers Sandler O’Neill + Partners, L.P / Wells Fargo Securities Page 4

INVESTMENT HIGHLIGHTS Entrepreneurial financial services company that seeks to balance above average risk-adjusted financial returns with franchise value creation Spreads risk all along the economic continuum (start-ups to mature businesses) through a differentiated model, delivering diversified community banking and commercial finance products and services Leverages a highly experienced, well-respected executive leadership team that has successfully navigated multiple credit cycles with experience at much larger institutions Exhibiting significant and sustained momentum across the Company’s lines of business as reflected in 2Q’17 financials results Pending acquisitions of two Colorado franchises that are both strategically and financially compelling while providing highly valuable core deposit funding Page 5

RECENT DEVELOPMENTS: Q2 2017 HIGHLIGHTS Diluted EPS of $0.51 for 2Q’17 – Increase of $0.26 (104%) over 2Q’16 Total loan portfolio growth of $259.9 million (12.8%) – Commercial finance loan portfolio growth of $88.0 million (12.3%) – Commercial real estate loan portfolio growth of $43.1 million (8.7%) – Mortgage warehouse loan portfolio growth of $107.5 million (87.9%) NPLs declined to 1.36% of loans from 1.80% in 1Q’17 Net interest margin increased to 6.16% from 5.37% in 1Q’17 Announced acquisition of nine Colorado bank branches $9.5 million Net income to common stockholders COMMERCIAL NIM FINANCE LOAN GROWTH 6.16% 12.3% Net Interest Margin (5.70% adjusted)(1) TCE/TA ROAA 9.22% 1.42% Tangible Common Return on Equity / Tangible Average Assets Assets(1) (1) Reconciliations of non-GAAP financial measures can be found in the appendix Page 6 Page 6

COLORADO BRANCH ACQUISITION STRATEGIC RATIONALE OVERVIEW 5 Branches in Northern Front Range 4 branches in Eastern Colorado Expected transaction close and core system conversion in early Q4 2017 Estimated $7 million deposit premium, or 4.12% Improves core deposit base and funding capacity 42% demand deposits, 97% core deposits 60% loan to deposit ratio Advances our long term performance goals 0.38% cost of deposits Projected overhead ratio contribution of 1.75%—2.00% (excluding amortization), within our 2% target Strengthens our position in growth markets of the Northern Front Range Doubles our position from 5 to 10 branches Moves us from #7 to #5 in Weld County, CO Adds a very stable Eastern Colorado franchise Average time in markets served of 70 years Complementary agricultural lending franchise Builds on our recent leadership changes in the Western Division LOANS $102 million 5.0% loan yield DEPOSITS $169 million 38 bps cost of deposits Branch data as of June 30, 2017. Actual deposit premium will be determined based on average branch deposits over the 30 day period prior to closing. Branch data as of June 30, 2017. Actual deposit premium will be determined based on average branch deposits over the 30 day period prior to closing. Page 7

VALLEY BANCORP ACQUISITION OVERVIEW Founded in 1971 by James J. O’Dell; still controlled and managed by the O’Dell family Based in Denver suburb of Brighton, CO; 7 branches Commercial bank; no trust or mortgage operations S-Corp for tax purposes STRATEGIC RATIONALE Improves core deposit base and funding capacity 56% demand deposits, 99% core deposits 61% loan to deposit ratio Advances our long term performance goals 0.10% cost of deposits Overhead ratio contribution of 1.5% (including synergies, ex amortization), within our 2.0% target Further strengthens our position in growth markets of the Northern Front Range Opportunity to create value by moving onto TBK Bank operational platform $2.75 million projected expense synergies or 27.5% of non interest expense base Significant revenue synergies identified but not modeled LOANS $171 million 5.8% loan yield DEPOSITS $281 million 10 bps cost of deposits Financial data as of 6/30/2017 Page 8

VALLEY BANCORP ACQUISITION: TERMS Transaction Value $39.0 million Consideration Mix 100% cash Price / LTM Net Income(1) 11.0x actual / 14.9x adjusted Price / 2018E Net Income 11.6x Core Deposit Premium(2) 5.8% Price / TBV 1.54x Projected TBV Delivered at (3) $23.9 million Close Price / Projected TBV 1.63x Customary regulatory and other approvals; voting agreements signed with holders of >80% of voting Required Approvals shares Expected Closing and Core Q4 2017 System Conversion Source: Valley documents as of 6/30/2017 (1) Adjusted for non-recurring gains / (losses) on sales of OREO, securities and other assets, and normalized for 35% income tax on taxable income (2) Defined as total deposits less CDs greater than $250,000 (3) Defined as $24.2 million plus accumulated other comprehensive income (“AOCI”). AOCI was ($0.3 million as of June 30, 2017). Purchase price to be increased/decreased by the amount which TCE at closing exceeds or falls short of target Page 9

CONSOLIDATED FINANCIAL IMPACT Combined pro forma impact of the two pending acquisitions and the announced follow-on equity offering yields attractive EPS accretion and a short TBV earnback period, while providing the company sufficient capital to sustain its attractive growth profile Attractive Combined Deal Economics(1) Combined Pro Forma Capital Impact(1) Estimated TBV(2) Dilution of <1.5% Projected to be +4% accretive to earnings in 2019(3) Estimated TBV(2) crossover earnback of <1.7 years Pro Forma TCE / TA(2) of 8.7% Pro Forma Leverage Ratio of 9.8% Pro Forma Total Risk-Based Capital Ratio of 13.0% (1) Includes impact of Colorado branch acquisition, Valley Bancorp, Inc. acquisition, and equity raise. Assumes Colorado branch and Valley Bancorp, Inc. transactions close during 4Q17. Projected capital ratios as of 4Q17. Equity offering assumes a TBK price per share of $29.05 (closing price as of 7/21/2017) (2) Reconciliations of non-GAAP financial measures can be found in the appendix (3) 2019 standalone Triumph earnings assume 15% earnings growth of 2018 analyst consensus Page 10

ENHANCED PRO FORMA OPERATIONS

		TRIUMPH	CO Branch Acquisition	Valley Bank & Trust	Pro Forma	
Branch Presence	Colorado Branches	16	9	7	32	▪ Creates a meaningful presence in the Northern Front Range
	Northern Front Range Branches	5	5	6	16	
Balance Sheet & Funding	Assets ($M)	2,837	169	314	3,320	▪ Results in pro forma company with $3.3bn in assets, $2.6bn in loans, and $2.5bn in deposits
	Loans ($M)	2,295	102	171	2,568	
	Yield on Loans	7.8%	5.0%	5.8%	7.5%	
	Deposits ($M)	2,072	169	281	2,521	▪ Acquisitions improve liquidity and funding profile, decreasing LTD ratio to 101.8% pro forma while adding demand deposits and lowering cost of total deposits 7 bps to 0.53%
	Loans / Deposits	110.8%	60.4%	61.2%	101.8%	
	Demand Deposits / Deposits	35.3%	41.9%	55.6%	38.0%	
	Cost of Total Deposits	0.60%	0.38%	0.10%	0.53%	
Efficiencies	MRQ Overhead Ratio (1)	3.26%	2.06%	1.98%	3.06%	▪ Provides efficient scale to drive towards our overhead target of 2.00%
	Ex One Time Gain / (Loss) (2)			0.38%	0.04%	
	Estimated Synergies (3)			(0.87%)	(0.09%)	
	Adj. MRQ Overhead Ratio	3.26%	2.06%	1.49%	3.01%	
Capital	TCE / TA(4)	9.2%			8.7%	▪ Well capitalized following equity offering
	Leverage Ratio(4)	11.3%			9.8%	
	Total RBC(4)	13.9%			13.0%	
Asset Quality	MRQ NCOs / Avg Loans	0.03%		0.03%	0.03%	▪ Asset quality remains stable on a pro forma basis
	NPAs / Assets	1.50%		2.15%	1.56%	

Note: Financials as of and for the three months ended 6/30/2017. Quarterly metrics are annualized. Reconciliations of non-GAAP financial measures can be found in the appendix
(1) Excludes amortization of CDI for the acquired CO branch franchise and Valley Bancorp, Inc.
(2) Excludes gain / (loss) on sale of OREO, securities and other assets
(3) Reflects $2.75mm annualized on a fully phased in basis
(4) Projected pro forma capital ratios as of 4Q17

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CONSOLIDATED PLATFORM Page 12

OVERVIEW OF TRIUMPH BANCORP, INC.

Franchise Highlights

- Headquartered in Dallas, Texas
- Commenced operations in 2010 following the acquisition and recapitalization of Equity Bank, SSB
- 53 branches in Colorado, Illinois, Iowa, and Kansas (pro forma for 2 pending acquisitions)
- Differentiated business model with a unique mix of community banking and commercial finance products
  - Target mix of 60% community banking / 40% commercial finance
- Attractive growth across franchise, through both organic performance and M&A
- Successfully completed acquisition of ColoEast Bankshares in 2016 which added $736 million in assets and $653 million in deposits in Colorado
- Pending acquisitions of Colorado branch franchise and Colorado-based Valley Bancorp will add an additional 16 branch locations with $264 million in loans and more than $450 million in deposits
  - Projected to be +4% EPS accretive in 2019[3]
  - Estimated <1.7 year TBV earnback[3]
  - 102% pro forma LTD ratio[4]

Financial Highlights ($M)

	2015	2016	YTD 6/30/17[1]
Total Assets	$1,691	$2,641	$2,837
Gross Loans HFI	$1,292	$2,028	$2,295
Deposits	$1,249	$2,016	$2,072
Loans / Deposits	103.4%	100.6%	110.8%
Tangible Common Equity[2]	$230	$233	$257
Net Interest Margin	6.49%	5.91%	5.78%
Efficiency Ratio	66.05%	69.84%	60.43%
ROAA	1.89%	1.00%	1.52%
ROATCE[2]	12.98%	8.37%	16.17%
TCE / TA[2]	13.85%	8.98%	9.22%
Leverage Ratio	16.56%	10.85%	11.28%
CET1 Ratio	16.23%	10.18%	9.73%
Tier 1 Ratio	18.23%	11.85%	11.30%
Total RBC Ratio	19.11%	14.60%	13.87%

(1) Year-to-date metrics are annualized
(2) Reconciliations of non-GAAP financial measures can be found in the appendix
(3) Includes impact of proposed equity offering. See page 10 for more detail
(4) As of 6/30/17. See pages 28 and 29 for more detail

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STRENGTH IN DIFFERENTIATION Triumph Bancorp, Inc. (NASDAQ: TBK) is a financial holding company headquartered in Dallas, Texas. Triumph offers a diversified line of community banking and commercial finance products through its bank subsidiary, TBK Bank, SSB. Community Banking Full suite of lending and deposit products and services focused on growing core deposits Focused on business lending including CRE Minimal consumer lending and no active single-family mortgage origination Commercial Finance Factoring, asset based lending, equipment finance, healthcare lending and premium finance We focus on what we know: executives leading these platforms all have decades of experience in their respective markets Credit risk is diversified across industries, product type, and geography Differentiated Model Focus on core deposit funding as well as commercial finance produces top decile net interest margins Multiple product types and broad geographic footprint creates a more diverse business model than other banks our size Executive team and business unit leaders have deep experience in much larger financial institutions Page 14

EXPERIENCED LEADERSHIP



Aaron Graft

- Founder, Vice Chairman, President and Chief Executive Officer of Triumph Bancorp, Inc. and Chief Executive Officer of TBK Bank, SSB
- Prior to establishing Triumph, Mr. Graft served as the Founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multifamily and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multifamily projects
- Mr. Graft previously worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright US LLP) where he focused on distressed loan workouts
- Mr. Graft received a bachelor of arts, *cum laude*, and a juris doctorate, *cum laude*, from Baylor University



Bryce Fowler

- Executive Vice President, Chief Financial Officer and Treasurer of Triumph Bancorp, Inc.
- Previously, Mr. Fowler was a partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio
- Served as President and Chief Financial Officer of Bluebonnet Savings Bank, FSB, a $3+ billion Southwest Plan Institution formed from the acquisition of 15 failed institutions in 1988
- Mr. Fowler received a bachelor of business administration from the University of Texas – Arlington



Gail Lehmann

- Executive Vice President and Secretary of Triumph Bancorp, Inc. and Executive Vice President, Chief Operating Officer of TBK Bank, SSB
- Prior to that, Ms. Lehmann served as Corporate Compliance Officer and Senior Vice President of risk management for Bluebonnet Savings Bank, FSB, a $3+ billion wholesale thrift
- Ms. Lehmann received a bachelor of science in public administration / political science and criminal justice from the University of Illinois



Dan Karas

- Executive Vice President and Chief Lending Officer of TBK Bank, SSB
- Joined Triumph in 2012 as Executive Vice President – Asset Based Lending for Triumph Commercial Finance with more than 30 years of experience in all aspects of commercial finance
- Previously served as Executive Vice President and Managing Director of Marquette Business Credit and Managing Director of the Corporate Lending Group with GE Capital/Heller Financial
- Mr. Karas received a bachelor of science in Finance and Management from Temple University and an MBA from New York University



Adam Nelson

- Executive Vice President and General Counsel of Triumph Bancorp, Inc.
- Mr. Nelson also serves as Executive Vice President and General Counsel of TBK Bank, SSB
- Previously, Mr. Nelson served as Vice President and Deputy General Counsel of ACE Cash Express, Inc.
- Prior to ACE, Mr. Nelson was an attorney with the firm Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions
- Mr. Nelson received a bachelor of arts, magna *cum laude*, in economics from Baylor University and a juris doctorate, *cum laude*, from Harvard Law School

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LOAN PORTFOLIO DETAIL As of June 30, 2017 (Dollars in Millions) Community Banking 15% 2% 23% 60% REAL ESTATE Commercial Real Estate $ 541.2 Construction, Land & Development $ 120.3 1-4 Family Residential $ 101.8 Farmland $ 136.3 COMMERCIAL Agriculture $ 96.8 General $ 237.8 CONSUMER $ 29.5 MORTGAGE WAREHOUSE $ 229.7 Loans Held for Investment $801.7 $1,493.4 35% 65% Commercial Finance 37% 27% 4% 9% 23% FACTORED RECEIVABLES Triumph Business Capital $ 268.7 Triumph Commercial Finance $ 24.9 EQUIPMENT FINANCE $ 219.9 ASSET BASED LENDING $ 188.3 (GENERAL) ASSET BASED LENDING $ 68.6 (HEALTHCARE) PREMIUM FINANCE $ 31.3 Page 16

TRIUMPH BUSINESS CAPITAL FACTORING Client Portfolio Mix 83% Transportation Non-Transportation 17% Yield of 17.35% in the second quarter Average annual charge-off rate of 0.41% over the past 3 years 2,690 factoring clients at June 30, 2017 $700,000 4,000 ds) $600,000 3,500 $500,000 3,000 Clients thousan of (in $400,000 2,500 $300,000 2,000 Number Purchases $200,000 1,500 Average Total $100,000 1,000 $0 500 Total Purchases Average Number of Clients 500,000 $2,500 450,000 $2,300 400,000 $2,100 Purchased 350,000 $1,900 300,000 $1,700Amount Invoices 250,000 $1,500 Invoice of 200,000 $1,300 150,000 $1,100 Average Number 100,000 $900 50,000 $700 0 $500 Number of Invoices Purchased Average Invoice Amount Page 17

TRIUMPH BUSINESS CAPITAL: ~$40 BILLION ADDRESSABLE MARKET Annual Gross Revenues (8% GDP) $750 Billion : 4 Million Trucks For-Hire $400 Billion : 2.6 Million Trucks Contract $225 Billion (Target market between fleet sizes of 1 and 100 trucks) 3PL/Broker $175 Billion (Target market of annual revenues &lt;$1 million up to $10 million) Fleet Size Nbr. Carriers Nbr. Trucks 1 to 5 189,200 300,000 6 to 25 32,200 350,000 26 to 100 8,400 400,000 TARGET MARKET* 229,800 1,050,000 $30 Billion 101 to 1,000 2,500 550,000 Over 1,000 200 1,000,000 All Carriers 232,000 2,600,000 Annual Revenue Nbr. 3 PL?s $ Billions Inactive 5,300 Under $1 Million 11,300 2 $1—$10 Million 2,100 6 TARGET MARKET 18,700 8 $8 Billion $10—$100 Million 500 22 Over $100 Million 300 145 All 3 PL?s 19,500 175 *This data utilizes high-level estimates from multiple data sources including FMCSA authority registrations, carrier reported numbers of power units, mercantile credit bureau reports and Triumph?s own portfolio data Triumph purchases ~$2 billion invoices from our target market or ~5% of the available $40 billion market Page 18

ROBUST LOAN GROWTH WITH STRONG YIELDS (Dollars in Millions) $3,000 10.00% Total Loans: $1,410.5 $1,959.9 $2,027.6 $2,035.2 $2,295.1 $2,567.7 $31.3 $2,500 $68.6 9.00% $31.3 $188.3 $68.6 $219.9 $24.0 $23.2 $188.3 $2,000 $27.6 8.00% $79.7 $78.2 $293.6 $84.9 $219.9 $129.5 $161.5 $166.9 $190.4 $203.3 $293.6 $182.0 $1,500 $6.1 7.00% $214.0 $238.2 $242.1 $81.7 $114.6 $167.0 $1,000 6.00% $237.5 $1,766.0 $1,493.4 $1,321.9 $1,333.9 $1,321.6 $500 5.00% $803.6 $- (1) (2) 4.00% 2Q16 3Q16 4Q16 1Q17 2Q17 2Q17 Pro Forma 2Q16 3Q16 4Q16 1Q17 2Q17 2Q17 Pro Forma Community Banking Factored Receivables Equipment Asset Based Lending (General) (3) Asset Based Lending (Healthcare) Premium Finance Reported Loan Yields Adjusted Loan Yields (1) Triumph Bancorp, Inc. acquired $461 million in loans through its acquisition of ColoEast Bankshares, Inc. (2) Pro forma for the pending acquisitions of Valley Bancorp, Inc. and Colorado branch acquisition as of 6/30/17 (3) Defined as yield on loans after excluding loan accretion from the acquired loan portfolio. Reconciliations of non-GAAP financial measures can be found in the appendix Page 19

DIVERSIFIED DEPOSIT BASE (Dollars in Millions) Total Deposits: $3,000 $1,275.2 $1,950.7 $2,015.8 $2,024.3 $2,072.2 $2,521.4 1.60% L/D Ratio: 110.6% 100.5% 100.6% 100.5% 110.8% 101.8% 1.40% $2,500 $84.6 1.20% $2,000 $84.6 $850.2 $68.1 $68.1 $50.0 1.00% $756.4 $767.6 $777.5 $1,500 $765.1 0.80% $50.0 $1,063.7 0.63% 0.60% 0.60% $1,000 0.57% 0.58% $555.7 0.54% 0.53% $828.0 $806.6 $829.0 $795.6 0.40% $500 $498.6 0.20% $382.0 $381.0 $522.9 $340.0 $363.4 $170.8 $- 0.00% (1) 2Q16 3Q16 4Q16 1Q17 2Q17 2Q17 Pro Forma (2) Non-Interest Bearing Demand Other Interest Bearing Deposits Certificates of Deposit Brokered Deposits Cost of Total Deposits Brokered Deposits Cost of Total Deposits (1) Pro forma for the pending acquisitions of Valley Bancorp, Inc. and Colorado branch acquisition as of 6/30/17 (2) Consists of the following deposits: Interest Bearing Demand, Individual Retirement Accounts, Money Market, and Savings Page 20

BACKGROUND AND HISTORY

ACQUIRE & CLEAN-UP

- **November 2010:** Acquired Equity Bank, SSB
- **November 2011:** Released from all regulatory enforcement orders

PLATFORM DEVELOPMENT

- **January 2012:** Acquired factoring subsidiary Advance Business Capital LLC, now Triumph Business Capital
- **May 2012:** Launched Triumph Commercial Finance, an asset based lending and equipment finance platform
- **March 2013:** Formed Triumph Capital Advisors, a credit-focused investment management firm
- **October 2013:** Acquired The National Bank, now operating as the Triumph Community Bank Division of TBK Bank
- **June 2014:** Acquired Doral Healthcare Finance, now Triumph Healthcare Finance
- **November 2014:** Formed Triumph Insurance Group, Inc., an insurance brokerage agency focused on the transportation and equipment industries
- **November 2014:** Completed Initial Public Offering (NASDAQ: TBK), raising $90 million in capital

TRANSFORMATION & EXPANSION

- **March 2015:** Acquired Doral Money, Inc. in an FDIC assisted transaction adding managed CLO contracts with assets of $700 million and a $15.1 million bargain purchase gain
- **August 2016:** Acquired ColoEast Bankshares, Inc., parent of Colorado East Bank & Trust
- **September 2016:** Completed Subordinated Debt Offering, raising $50 million in debt
- **March 2017:** Sold Triumph Capital Advisors for a gain on sale of $21 million
- **June 2017:** Announced acquisition of nine branches located in northern Colorado, consisting of $100 million in loans and $168 million in deposits
- **July 2017:** Announced acquisition of Valley Bancorp, Inc., parent of Valley Bank & Trust

2010 – 2011 | 2012 – 2014 | 2015 – 2017...

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DISCIPLINED, EXPERIENCED ACQUIROR

- Experienced and disciplined acquisition and integration approach
- Eight transactions since 2012
- Transactions include three whole bank transactions, a bank branch transaction, an FDIC related transaction, two commercial finance platforms, and an insurance broker acquisition

Bank / Market	Date of Acquisition	Assets Acquired	Type of Transaction
Valley Bancorp, Inc. Denver, Colorado	Announced July 26, 2017	$314 million in assets[(1)] $281 million in deposits[(1)]	Whole Bank Transaction
Nine Colorado Branches Northern Colorado	Announced June 23, 2017	$169 million in assets[(1)] $169 million in deposits[(1)]	Bank Branch Transaction
Southern Transportation Insurance Agency Dallas TX/Central TX	September 1, 2016	Acquired assets of the full service commercial insurance agency	Insurance Broker-Specializes in Commercial Vehicle Sector
ColoEast Bankshares, Inc. Eastern Colorado/Western Kansas	August 1, 2016	$736 million in assets $653 million in deposits	Whole Bank Transaction
Doral Money, Inc.	March 3, 2015	Two active CLO management contracts and miscellaneous assets	FDIC Auction
Doral Healthcare Finance Nationwide Asset-Based Lending	June 17, 2014	Acquired $45 million in loans	Commercial Finance Platform
National Bancshares, Inc. Eastern Iowa/Western Illinois	October 15, 2013	$937 million in assets $793 million in deposits	Whole Bank Transaction
Advance Business Capital, LLC Transaction Factoring Nationwide	January 24, 2012	$55 million in gross receivables	Commercial Finance Platform

(1) Financial data as of June 30, 2017

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CONSISTENT RECORD OF GROWTH (Dollars in Millions, Except per Share) Total Assets Gross Loans HFI $2,837 $2,295 $2,641 $2,028 $1,691 $1,292 $1,448 $1,288 $1,006 $881 2013 2014 2015 2016 6/30/17 2013 2014 2015 2016 6/30/17 Total Deposits Tangible Book Value Per Share(1) $2,016 $2,072 $14.20 $12.79 $12.89 $11.06 $9.70 $1,249 $1,165 $1,045 2013 2014 2015 2016 6/30/17 (1) Reconciliations of non-GAAP financial measures can be found in the appendix Page 23

HISTORICAL OUTPERFORMANCE (Dollars in Millions) NET INTEREST MARGIN 10.00% 7.77% 6.67% 7.50% 6.49% 5.91% 5.00% 5.78% 3.65% 3.66% 3.66% 3.43% 2.50% 0.00% 2013 2014 2015 2016 YTD 6/30/17 TBK US Commercial Banks $3-$5 Billion RETURN ON AVERAGE ASSETS 3.00% 2.40% 2.00% 1.89% 1.46% 1.52% 1.08% 1.00% 1.00% 1.02% 0.98% 0.77% 0.00% 2013 2014 2015 2016 YTD 6/30/17 TBK US Commercial Banks $3-$5 Billion NET OVERHEAD RATIO(1) 8.00% 6.00% 3.53% 3.47% 4.00% 3.28% 3.16% 1.95% 1.90% 1.72% 2.24% 2.00% 1.75% 0.00% 2013 2014 2015 2016 YTD 6/30/17 TBK US Commercial Banks $3-$5 Billion RETURN ON AVERAGE TANGIBLE COMMON EQUITY(2) 20.00% 14.50% 14.51% 16.17% 15.00% 12.98% 11.49% 10.63% 9.80% 8.37% 10.00% 8.63% 5.00% 0.00% 2013 2014 2015 2016 YTD 6/30/17 TBK US Commercial Banks $3-$5 Billion US Commercial Bank data based on SNL aggregate figures. Year-to-date metrics are annualized (1) Also known as ?Net non-interest expense to average assets? (2) Reconciliations of non-GAAP financial measures can be found in the appendix Page 24

LONG TERM PERFORMANCE GOALS VS ACTUAL Q2 Net Interest Net Overhead Pre-Provision Income to Credit Costs Taxes Ratio Net Revenue Average Assets GAAP: 5.68% GAAP: 3.26% GAAP: 2.42% GAAP: 0.21% GAAP: 0.79% Core: 5.68% Core: 3.26% Core: 2.42% Core: 0.21% Core: 0.79% Goal: &gt; 5.00% Goal: &lt; 2.00% Goal: &gt; 3.00% Goal: ~0.40% Goal: ~0.95% Return on Average Assets (?ROAA?) GAAP: 1.42% Core: 1.42% Goal: &gt; 1.50% GAAP and Core performance metrics presented are for the three months ended June 30, 2017. Core performance ratios are adjusted to exclude material gains and expenses associated with merger and acquisition-related activities, including divestitures, in applicable periods. Reconciliations of non-GAAP financial measures can be found in the appendix Page 25

STABLE ASSET QUALITY 2.50% 2.23% 1.93% 2.00% 1.76% 1.66% 1.41% 1.36% 1.50% 1.63% 1.51% 1.03% 1.00% 0.50% 0.00% 2013 2014 2015 2016 6/30/17 TBK NPLs / Loans (%) US Commercial Banks $3-$5 Billion NPLs / Loans (%) $25.0 $19.8 $20.0 $15.4 $15.0 $12.6 $10.0 $8.8 $5.0 $3.6 $- 2013 2014 2015 2016 6/30/17 Allowance for Loan and Lease Losses ($mm) US Commercial Bank data based on SNL aggregate figures Page 26

APPENDIX OF SUPPORTING SCHEDULES

PRO FORMA LOAN PORTFOLIO Triumph 10.0% 23.6% 1.3% 12.8% 5.2% 4.4% 5.9% 36.8% CO Branch Acquisition 0.2% 14.5% 0.5% 7.2% 32.7% 45.0% Valley 6.7% 1.1% 13.4% 37.7% 11.9% 17.2% 12.0% Pro Forma 9.8% 24.5% 1.3% 11.9% 5.7% 5.3% 6.3% 35.2% Commercial Real Estate Construction & Development 1-4 Family Residential Farmland Loans ($000) Triumph CO Branch Acquisition Commercial Real Estate $ 541,217 23.6% $ 14,234 14.0% Construction & Development 120,253 5.2% 324 0.3% 1-4 Family Residential 101,833 4.4% 7,172 7.0% Farmland 136,258 5.9% 44,398 43.6% Commercial 842,715 36.8% 35,435 34.8% Factored Receivables 293,633 12.8% —0.0% Consumer 29,497 1.3% 226 0.2% Mortgage Warehouse & Other 229,694 10.0% —0.0% Total $ 2,295,100 100.0% $ 101,789 100.0% Valley $ 64,304 37.7% 21,042 12.3% 29,679 17.4% 19,337 11.3% 30,182 17.7% —0.0% 1,791 1.0% 4,443 2.6% $ 170,778 100.0% Pro Forma $ 619,755 24.1% 141,618 5.5% 138,684 5.4% 199,993 7.8% 908,332 35.4% 293,633 11.4% 31,514 1.2% 234,137 9.1% $ 2,567,667 100.0% MRQ Yield: 7.51% MRQ Yield: 7.79% MRQ Yield: 5.05% MRQ Yield: 5.80% Data as of 6/30/2017. Quarterly metrics are annualized Page 28

PRO FORMA DEPOSIT PORTFOLIO Triumph 4.1% 18.4% 16.9% 37.5% 4.8% 9.9% 8.4% CO Branch Acquisition 14.4% 30.9% 27.3% 2.5% 12.7% 12.1% Valley 7.4% 41.9% 20.4% 11.6% 5.0% 13.7% Pro Forma 20.7% 3.4% 17.3% 33.7% 4.7% 10.2% 10.0% Non-Interest Bearing Demand Interest Bearing Demand Money Market Savings IRAs Certificates of Deposit Brokered Deposits Deposits ($000) Triumph Non-interest Bearing Demand $ 381,042 18.4% Interest Bearing Demand 350,966 16.9% IRAs 99,694 4.8% Money Market 205,243 9.9% Savings 173,137 8.4% Certificates of Deposit 777,459 37.5% Brokered Deposits 84,640 4.1% Total $ 2,072,181 100.0% CO Branch Acquisition $ 24,346 14.4% 46,106 27.3% 4,298 2.5% 20,366 12.1% 21,478 12.7% 52,055 30.9% —0.0% $ 168,649 100.0% Valley $ 117,489 41.9% 38,525 13.7% 13,938 5.0% 32,609 11.6% 57,293 20.4% 20,708 7.4% —0.0% $ 280,562 100.0% Pro Forma $ 522,877 20.7% 435,597 17.3% 117,930 4.7% 258,218 10.2% 251,908 10.0% 850,222 33.7% 84,640 3.4% $ 2,521,392 100.0% MRQ Cost: 0.60% Loans / Deposits: 110.8% MRQ Cost: 0.38% Loans / Deposits: 60.4% MRQ Cost: 0.10% Loans / Deposits: 61.2% MRQ Cost: 0.53% Loans / Deposits: 101.8% Data as of 6/30/2017. Quarterly metrics are annualized Page 29

TRIUMPH HISTORICAL FINANCIAL HIGHLIGHTS

Key Metrics	As of and For the Three Months Ended June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Performance ratios - annualized					
Return on average assets	1.42%	1.62%	0.96%	0.84%	1.07%
Return on average tangible common equity (ROATCE) [1]	14.94%	17.49%	10.32%	7.60%	7.37%
Yield on loans	7.79%	7.15%	7.36%	7.42%	8.50%
Cost of total deposits	0.60%	0.58%	0.54%	0.57%	0.63%
Net interest margin	6.16%	5.37%	5.60%	5.79%	6.53%
Net non-interest expense to average assets	3.26%	1.17%	3.16%	3.43%	3.85%
Adjusted net non-interest expense to average assets [1][2]	3.26%	3.60%	3.16%	3.15%	3.85%
Efficiency ratio	62.44%	58.94%	67.70%	70.63%	68.74%
Adjusted efficiency ratio [1][2]	62.44%	77.65%	67.70%	66.20%	68.74%
Asset Quality[3]					
Non-performing assets to total assets	1.50%	1.92%	1.98%	2.05%	1.60%
ALLL to total loans	0.86%	0.94%	0.76%	0.76%	0.98%
Net charge-offs to average loans	0.03%	0.20%	0.10%	0.10%	0.02%
Capital[4]					
Tier 1 capital to average assets	11.28%	11.32%	10.85%	12.04%	16.02%
Tier 1 capital to risk-weighted assets	11.30%	12.05%	11.85%	11.94%	17.14%
Common equity tier 1 capital to risk-weighted assets	9.73%	10.32%	10.18%	10.24%	15.19%
Total capital to risk-weighted assets	13.87%	14.87%	14.60%	14.77%	18.01%
Per Share Amounts					
Book value per share	$ 16.59	$ 16.08	$ 15.47	$ 15.18	$ 14.91
Tangible book value per share [1]	$ 14.20	$ 13.63	$ 12.89	$ 12.55	$ 13.47
Basic earnings per common share	$ 0.53	$ 0.57	$ 0.34	$ 0.25	$ 0.25
Diluted earnings per common share	$ 0.51	$ 0.55	$ 0.33	$ 0.25	$ 0.25
Adjusted diluted earnings per common share[1][2]	$ 0.51	$ 0.02	$ 0.33	$ 0.32	$ 0.25

(1) Reconciliations of non-GAAP financial measures can be found in the appendix
(2) Metric adjusted to exclude material gains and expenses related to merger and acquisition-related activities, net of tax where applicable
(3) Asset quality ratios exclude loans held for sale
(4) Current quarter ratios are preliminary

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NON-GAAP FINANCIAL RECONCILIATION

Triumph uses certain non-GAAP financial measures to provide meaningful supplemental information regarding our operational performance and to enhance investors' overall understanding of such financial performance.

Metrics and non-GAAP financial reconciliation	As of and for the Three Months Ended				
(Dollars in thousands, except per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net income available to common stockholders	$ 9,467	$ 10,281	$ 6,064	$ 4,506	$ 4,431
Gain on sale of subsidiary	—	(20,860)	—	—	—
Incremental bonus related to transaction	—	4,814	—	—	—
Transaction related costs	—	325	—	1,618	—
Tax effect of adjustments	—	5,754	—	(251)	—
Adjusted net income available to common stockholders	$ 9,467	$ 314	$ 6,064	$ 5,873	$ 4,431
Dilutive effect of convertible preferred stock	193	—	197	197	—
Adjusted net income available to common stockholders - diluted	$ 9,660	$ 314	$ 6,261	$ 6,070	$ 4,431
Weighted average shares outstanding - diluted	18,893,158	18,912,358	18,764,541	18,101,676	18,042,585
Adjusted effects of assumed Preferred Stock conversion	—	(676,351)	—	676,351	—
Adjusted weighted average shares outstanding - diluted	18,893,158	18,236,007	18,764,541	18,778,027	18,042,585
Adjusted diluted earnings per common share	$ 0.51	$ 0.02	$ 0.33	$ 0.32	$ 0.25
Net income available to common stockholders	$ 9,467	$ 10,281	$ 6,064	$ 4,506	$ 4,431
Average tangible common equity	254,088	238,405	233,733	235,938	241,666
Return on average tangible common equity	14.94%	17.49%	10.32%	7.60%	7.37%

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NON-GAAP FINANCIAL RECONCILIATION

Metrics and non-GAAP financial reconciliation (cont'd)	As of and for the Three Months Ended				
(Dollars in thousands, except per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Adjusted efficiency ratio:					
Net interest income	$ 38,557	$ 31,819	$ 33,544	$ 30,418	$ 25,907
Non-interest income	5,202	27,285	6,208	6,099	3,668
Operating revenue	43,759	59,104	39,752	36,517	29,575
Gain on sale of subsidiary	—	(20,860)	—	—	—
Adjusted operating revenue	$ 43,759	$ 38,244	$ 39,752	$ 36,517	$ 29,575
Non-interest expenses	$ 27,321	$ 34,837	$ 26,911	$ 25,792	$ 20,331
Incremental bonus related to transaction	—	(4,814)	—	—	—
Transaction related costs	—	(325)	—	(1,618)	—
Adjusted non-interest expenses	$ 27,321	$ 29,698	$ 26,911	$ 24,174	$ 20,331
Adjusted efficiency ratio	62.44%	77.65%	67.70%	66.20%	68.74%
Adjusted net non-interest expense to average assets ratio:					
Non-interest expenses	$ 27,321	$ 34,837	$ 26,911	$ 25,792	$ 20,331
Incremental bonus related to transaction	—	(4,814)	—	—	—
Transaction related costs	—	(325)	—	(1,618)	—
Adjusted non-interest expenses	$ 27,321	$ 29,698	$ 26,911	$ 24,174	$ 20,331
Total non-interest income	$ 5,202	$ 27,285	$ 6,208	$ 6,099	$ 3,668
Gain on sale of subsidiary	—	(20,860)	—	—	—
Adjusted non-interest income	$ 5,202	$ 6,425	$ 6,208	$ 6,099	$ 3,668
Adjusted net non-interest expenses	$ 22,119	$ 23,273	$ 20,703	$ 18,075	$ 16,663
Average total assets	2,723,303	2,619,282	2,603,226	2,282,279	1,742,942
Adjusted net non-interest expense to average assets ratio	3.26%	3.60%	3.16%	3.15%	3.85%

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NON-GAAP FINANCIAL RECONCILIATION

Metrics and non-GAAP financial reconciliation (cont'd)	As of and for the Three Months Ended				
(Dollars in thousands, except per share amounts)	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Reported yield on loans	7.79%	7.15%	7.36%	7.42%	8.50%
Effect of accretion income on acquired loans	(0.54%)	(0.22%)	(0.54%)	(0.32%)	(0.69%)
Adjusted yield on loans	7.25%	6.93%	6.82%	7.10%	7.81%
Reported net interest margin	6.16%	5.37%	5.60%	5.79%	6.53%
Effect of accretion income on acquired loans	(0.46%)	(0.18%)	(0.45%)	(0.26%)	(0.55%)
Adjusted net interest margin	5.70%	5.19%	5.15%	5.53%	5.98%
Total stockholders' equity	$ 310,467	$ 300,425	$ 289,345	$ 284,521	$ 279,763
Preferred stock liquidation preference	(9,658)	(9,746)	(9,746)	(9,746)	(9,746)
Total common stockholders' equity	300,809	290,679	279,599	274,775	270,017
Goodwill and other intangibles	(43,321)	(44,233)	(46,531)	(47,449)	(26,160)
Tangible common stockholders' equity	$ 257,488	$ 246,446	$ 233,068	$ 227,326	$ 243,857
Common shares outstanding at end of period	18,132,585	18,078,769	18,078,247	18,106,978	18,107,493
Tangible book value per share	$ 14.20	$ 13.63	$ 12.89	$ 12.55	$ 13.47
Total assets at end of period	$ 2,836,684	$ 2,635,358	$ 2,641,067	$ 2,575,490	$ 1,783,395
Goodwill and other intangibles	(43,321)	(44,233)	(46,531)	(47,449)	(26,160)
Adjusted total assets at period end	$ 2,793,363	$ 2,591,125	$ 2,594,536	$ 2,528,041	$ 1,757,235
Tangible common stockholders' equity ratio	9.22%	9.51%	8.98%	8.99%	13.88%

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NON-GAAP FINANCIAL RECONCILIATION

Metrics and non-GAAP financial reconciliation (cont'd)

(Dollars in thousands, except per share amounts)	For the Three Months Ended June 30, 2017 GAAP	For the Three Months Ended June 30, 2017 Core
Net Interest Income to Average Total Assets:		
Net Interest Income	$ 38,557	$ 38,557
Average Total Assets	2,723,303	2,723,303
Net Interest Income to Average Assets	5.68%	5.68%
Net Noninterest Expense to Average Total Assets:		
Total Noninterest Expense	$ 27,321	$ 27,321
Incremental bonus related to transaction	—	—
Transaction related costs	—	—
Adjusted Noninterest Expense	27,321	27,321
Total Noninterest Income	5,202	5,202
Gain on sale of subsidiary	—	—
Adjusted Noninterest Income	5,202	5,202
Net Noninterest Expense	$ 22,119	$ 22,119
Average Total Assets	2,723,303	2,723,303
Net Noninterest Expense to Average Assets Ratio	3.26%	3.26%
Pre-Provision Net Revenue to Average Total Assets:		
Net Interest Income	$ 38,557	$ 38,557
Net Noninterest Expense	(22,119)	(22,119)
Pre-Provision Net Revenue	$ 16,438	$ 16,438
Average Total Assets	2,723,303	2,723,303
Pre-Provision Net Revenue to Average Assets	2.42%	2.42%

(Dollars in thousands, except per share amounts)	For the Three Months Ended June 30, 2017 GAAP	For the Three Months Ended June 30, 2017 Core
Credit Costs to Average Total Assets:		
Provision for Loan Losses	$ 1,447	$ 1,447
Average Total Assets	2,723,303	2,723,303
Credit Costs to Average Assets	0.21%	0.21%
Taxes to Average Total Assets:		
Income Tax Expense	$ 5,331	$ 5,331
Tax effect of adjustments	—	—
Adjusted Tax Expense	5,331	5,331
Average Total Assets	2,723,303	2,723,303
Taxes to Average Assets	0.79%	0.79%
Return on Average Total Assets:		
Net Interest Income to Average Assets	5.68%	5.68%
Net Noninterest Expense to Average Assets Ratio	(3.26%)	(3.26%)
Pre-Provision Net Revenue to Average Assets	2.42%	2.42%
Credit Costs to Average Assets	(0.21%)	(0.21%)
Taxes to Average Assets	(0.79%)	(0.79%)
Return on Average Assets	1.42%	1.42%

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NON-GAAP FINANCIAL RECONCILIATION

Metrics and non-GAAP financial reconciliation (cont'd)	As of and for the years ended December 31,				As of and for the Six Months Ended	
					June 30,	June 30,
(Dollars in thousands, except per share amounts)	2016	2015	2014	2013	2017	2016
Total stockholders' equity	$ 289,345	$ 268,038	$ 237,509	$ 133,600	$ 310,467	$ 279,763
Preferred stock liquidation preference	(9,746)	(9,746)	(9,746)	(9,746)	(9,658)	(9,746)
Total common stockholders' equity	279,599	258,292	227,763	123,854	300,809	270,017
Goodwill and other intangibles	(46,531)	(27,854)	(29,057)	(28,518)	(43,321)	(26,160)
Tangible common stockholders' equity	$ 233,068	$ 230,438	$ 198,706	$ 95,336	$ 257,488	$ 243,857
Common shares outstanding	18,078,247	18,018,200	17,963,783	9,832,585	18,132,585	18,107,493
Tangible book value per share	$ 12.89	$ 12.79	$ 11.06	$ 9.70	$ 14.20	$ 13.47
Total assets at end of period	$ 2,641,067	$ 1,691,313	$ 1,447,898	$ 1,288,239	$ 2,836,684	$ 1,783,395
Goodwill and other intangibles	(46,531)	(27,854)	(29,057)	(28,518)	(43,321)	(26,160)
Tangible total assets at period end	2,594,536	1,663,459	1,418,841	1,259,721	2,793,363	1,757,235
Tangible common stockholders' equity ratio	8.98%	13.85%	14.00%	7.57%	9.22%	13.88%
Net income available to common stockholders	$ 19,813	$ 28,353	$ 16,949	$ 11,839	$ 19,748	$ 9,243
Average tangible common equity	236,660	218,392	116,817	81,636	246,290	238,420
Return on average tangible common equity	8.37%	12.98%	14.51%	14.50%	16.17%	7.80%

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